Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in the Amendment No. 1 to the Registration Statement on Form S-4 of SPK Acquisition Corp. (the “Company”) of our report dated February 24, 2022, with respect to our audit of SPK Acquisition Corp.’s financial statements as of and for the year ended December 31, 2021 and appears in the Prospectus as part of this Registration Statement. Our report contained an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern.

We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ UHY LLP

New York, New York

April 25, 2022